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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Leggett & Platt, Incorporated
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:
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                                 [LETTERHEAD]

                                                                 March 31, 1999

Dear Shareholder:

  The Board of Directors cordially invites you to attend the Annual Meeting of Shareholders of Leggett & Platt, Incorporated on Wednesday, May 12, 1999, at 10:00 a.m. local time, at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri.

  The enclosed Proxy Statement contains five proposals from your Board of
Directors: (1) the election of Directors; (2) an increase in the Company's authorized Common Stock; (3) approval of amendments to the Company's 1989 Discount Stock Plan; (4) approval of the Company's 1999 Key Officers Incentive Plan; and (5) the ratification of the Board's selection of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999.

  I urge you to vote your proxy FOR each of the proposals.

  We hope you will attend the Annual Meeting. Whether or not you expect to attend, please sign and return the enclosed proxy card now so your shares will be represented at the meeting. If you attend the meeting, you will be entitled to vote in person.

                                          Sincerely,

                                          LEGGETT & PLATT, INCORPORATED

                                          Harry M. Cornell, Jr.
                                          Chairman of the Board
                                          and Chief Executive Officer
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                                                             PRELIMINARY COPIES

                         Leggett & Platt, Incorporated

                              No. 1 Leggett Road
                           Carthage, Missouri 64836

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     To Be Held on Wednesday, May 12, 1999

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Leggett & Platt, Incorporated (the "Company") will be held at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri, on Wednesday, May 12, 1999, at 10:00 a.m. local time:

  1. To elect fourteen (14) Directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. To amend the Company's Restated Articles of Incorporation to increase the authorized shares of Company Common Stock from 300,000,000 shares to 600,000,000 shares;

  3. To amend the Company's 1989 Discount Stock Plan to increase the number of shares of Company Common Stock available under the Plan by 3,000,000 shares;

  4. To approve the Company's 1999 Key Officers Incentive Plan;

  5. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999; and

  6. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The close of business on March 10, 1999, has been fixed for determination of shareholders entitled to notice of and to vote at such Annual Meeting of Shareholders or any adjournment thereof, and only shareholders of record on March 10 are so entitled.

  An Annual Report outlining the Company's operations during the fiscal year ended December 31, 1998, accompanies this Notice of Annual Meeting of Shareholders and Proxy Statement.

  Whether or not you expect to be present at the Annual Meeting, please sign and return the enclosed proxy in the enclosed self-addressed, postage-paid envelope. If you attend the Annual Meeting, you will be entitled to vote in person.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 31, 1999
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                                                             PRELIMINARY COPIES

                         Leggett & Platt, Incorporated

                              No. 1 Leggett Road
                           Carthage, Missouri 64836

                         ANNUAL MEETING--MAY 12, 1999

                                PROXY STATEMENT

  Leggett & Platt, Incorporated (the "Company") will hold its 1999 Annual Meeting of Shareholders at 10:00 a.m. local time on Wednesday, May 12, 1999, at the Company's Cornell Conference Center, No. 1 Leggett Road, Carthage, Missouri. At the Annual Meeting, shareholders will elect 14 Directors and vote on recommended amendments to the Company's Restated Articles of Incorporation and the 1989 Discount Stock Plan, the approval of the Company's 1999 Key Officers Incentive Plan, and the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999.

  We wish that all of our shareholders could attend the Annual Meeting and vote in person. However, since this may not be possible, the Board of Directors is soliciting your proxy so that you will be represented and can vote at the meeting.

  This Proxy Statement and the enclosed Annual Report contain information about matters to be voted on at the Annual Meeting, the Company, the Company's independent accountants, and the Company's Directors and Executive Officers. We hope this Proxy Statement is useful to you as you return your proxy and helps you better understand your Company.

  The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders is March 31, 1999.

  Please sign and return the enclosed Proxy Card in the enclosed postage-paid envelope as soon as possible, whether or not you intend to attend the Annual Meeting.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INFORMATION ABOUT THE MEETING AND VOTING..................................    2
PROPOSAL ONE--ELECTION OF DIRECTORS.......................................    3
PROPOSAL TWO--APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF
 INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK..............    5
PROPOSAL THREE--APPROVAL OF AMENDMENT TO THE COMPANY'S 1989 DISCOUNT STOCK
 PLAN.....................................................................    6
PROPOSAL FOUR--APPROVAL OF THE COMPANY'S 1999 KEY OFFICERS INCENTIVE PLAN.    9
PROPOSAL FIVE-- RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS......   10
INFORMATION REGARDING THE COMPANY.........................................   11
  Leggett & Platt, Incorporated Common Stock Performance Graph............   11
  Compensation Committee Report on Executive Compensation.................   12
  Executive Compensation and Related Matters..............................   15
  Ownership of Common Stock...............................................   19
FINANCIAL DATA............................................................   20
2000 SHAREHOLDER PROPOSALS................................................   20
OTHER MATTERS.............................................................   21
APPENDIX A-1989 DISCOUNT STOCK PLAN AS AMENDED............................  A-1
APPENDIX B-1999 KEY OFFICERS INCENTIVE PLAN...............................  B-1

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                   INFORMATION ABOUT THE MEETING AND VOTING

  This Proxy Statement is furnished to shareholders of Leggett & Platt, Incorporated in connection with the solicitation of proxies by the Company's Board of Directors (the "Board") to be voted at the Annual Meeting of Shareholders of the Company on May 12, 1999, and any adjournment thereof. The Board solicits your proxy on the form enclosed.

Right to Revoke Proxy; Voting of Proxy

  Any shareholder giving the enclosed proxy can revoke it by (i) providing written notice of such revocation to the Company at or prior to the Annual Meeting, (ii) executing a proxy bearing a later date, or (iii) attending the Annual Meeting and voting in person. Unless the persons named in the proxy are prevented by circumstances beyond their control from acting, the proxy will be voted at the Annual Meeting and at any adjournment in the manner specified in the proxy.

  If no specification is made on a duly executed proxy, the proxy will be voted FOR the election of each nominee for Director in Proposal 1, FOR the proposed amendment to the Company's Restated Articles of Incorporation in Proposal 2, FOR the proposed amendment to the Company's 1989 Discount Stock Plan in Proposal 3, FOR the Company's 1999 Key Officers Incentive Plan in Proposal 4, FOR the ratification of the selection of the Company's independent accountants in Proposal 5, and in the discretion of the persons named as proxies on such other business as may properly come before the meeting or any adjournment thereof.

By Whom and the Manner in Which the Proxy Is Being Solicited

  The enclosed proxy is solicited by and on behalf of the Board. The expense of soliciting proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. The Company will request persons holding stock in their name or custody on behalf of others, or as nominees, to send proxy materials to their principals requesting authority to sign the proxies. The Company will reimburse such persons for their expense in so doing.

  The Company has engaged MacKenzie Partners, Inc., a proxy solicitation firm, to assist by mail or telephone, in person, or otherwise, in the solicitation of proxies. MacKenzie's fee is expected to be approximately $6,500 plus expenses. If necessary to ensure sufficient representation at the meeting, employees of the Company, at no additional compensation, will request the return of proxies personally or by telephone or facsimile. The extent to which this will be necessary depends on how promptly proxies are received. Shareholders are urged to send in their proxies without delay. The Board has no knowledge or information that any other person will specifically engage any employee to solicit proxies.

Voting Securities Outstanding; Quorum

  The only class of outstanding voting securities of the Company is the Company's $.01 par value common stock ("Common Stock"). On March 10, 1999, there were 198,614,543 shares of Common Stock outstanding and entitled to vote. Only shareholders of record at the close of business on March 10, 1999, are entitled to vote at the Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock present or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned to a date not more than 90 days after adjournment so that a quorum may be present or represented.

  Every shareholder has the right to vote, in person or by proxy, one vote per share on all matters. Shares represented by proxies which are marked "Withhold Authority" with respect to the election of Directors, and proxies which are marked "Abstain" on the remaining proposals will be counted for the purpose of determining

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whether a quorum is present. "Broker non-votes" occur when a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter. Broker non-votes are included for purposes of determining whether a quorum is present but are not counted as votes cast on the particular matter where discretionary authority has not been given.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  At the Annual Meeting, 14 Directors will be elected who will hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed proxy intend to vote for the election of the 14 nominees named below. Each of these nominees was elected by the shareholders at the last Annual Meeting. If any nominee named below is not a candidate for election as a Director at the Annual Meeting (an event which the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

  Raymond F. Bentele, age 62, served as President and Chief Executive Officer of Mallinckrodt, Inc. from 1981 until his retirement in 1992. He serves as a director of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products; Kellwood Company, an apparel and camping goods manufacturer; and IMC Global, Inc., a producer of crop nutrient minerals. He was first elected as a Director of the Company in 1995.

  Harry M. Cornell, Jr., age 70, is the Company's Chief Executive Officer and Chairman of the Board. He is a director of Mercantile Bancorporation Inc., a bank holding company. Mr. Cornell was first elected as a Director of the Company in 1958.

  Robert Ted Enloe, III, age 60, is managing general partner of Balquita Partners Ltd., a family securities and real estate investment partnership. He served as President of Liberte Investors from 1975 until August 1996 and was Chief Executive Officer of Liberte Investors from 1992 until August 1996. Mr. Enloe serves as a director of Compaq Computer Corporation, a computer manufacturer; SIXX Holdings, Inc., an operator of Italian restaurants; Liberte Investors, Inc., a holding company seeking acquisitions of operating companies; and First Sierra Financial, Inc., a commercial leasing firm. He was first elected as a Director of the Company in 1969.

  Richard T. Fisher, age 60, is Managing Director of CIBC Oppenheimer Corp., an investment banking firm. He was first elected as a Director of the Company in 1972.

  Bob L. Gaddy, age 58, was elected Senior Vice President of the Company in May 1996. Since that time, he has also served as Chairman and Chief Executive Officer of the Company's Aluminum Group. Since 1993, Mr. Gaddy has served as Chairman of the Board and Chief Executive Officer of Pace Industries, Inc., a wholly owned subsidiary of the Company. Mr. Gaddy was first elected as a Director of the Company in 1996.

  David S. Haffner, age 46, was elected Executive Vice President of the Company in 1995. He previously served the Company as Senior Vice President and President--Furniture & Automotive Components Group and as Vice President and President--Furniture Components Group. Mr. Haffner was first elected as a Director of the Company in 1995.

  Thomas A. Hays, age 66, served as Deputy Chairman of May Department Stores Company from 1993 until his retirement in April 1996. He was President of May Department Stores Company from 1985 to 1993. Mr. Hays serves as a director of Payless ShoeSource, Inc., a retail shoe chain, and Ameren Corporation, an electric utility company. He was first elected as a Director of the Company in 1996.

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  Robert A. Jefferies, Jr., age 57, is the Senior Vice President, Mergers,
Acquisitions and Strategic Planning of the Company. He previously served the Company as Senior Vice President, General Counsel and Secretary. Mr. Jefferies was first elected as a Director of the Company in 1991.

  Alexander M. Levine, age 67, is Managing Director of Waterline Capital LLC, a venture capital investment firm. He previously served the Company as Director of International Development and later as Special Advisor. He was first elected as a Director of the Company in 1989.

  Richard L. Pearsall, age 71, is an independent management and business consultant and is President of Venture Associates Corporation, a housing development company. He was first elected as a Director of the Company in 1983.

  Duane W. Potter, age 67, was elected Senior Vice President of the Company and President--Foam Components Group in 1995. He previously served the Company as Senior Vice President and President--Bedding Components Group. Mr. Potter was first elected as a Director of the Company in 1996.

  Maurice E. Purnell, Jr., age 59, is a partner in the law firm of Locke Liddell & Sapp LLP. He was first elected as a Director of the Company in 1988.

  Alice L. Walton, age 49, is Chairman of Llama Company, an investment banking firm. She served as Chief Executive Officer of Llama Company from 1990 to 1998. She was first elected as a Director of the Company in 1998.

  Felix E. Wright, age 63, is the Company's President and Chief Operating Officer. He was first elected as a Director of the Company in 1977.

Board Meetings and Committees

  The Board held four meetings in 1998. All Directors attended at least 75% of the aggregate of the Board meetings and the committees on which they served in 1998, except for Mr. Enloe who was absent for one Board meeting and one committee meeting.

  The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee. Under present arrangements, Non-employee Directors receive a retainer of $19,000 per year and a fee of $3,000 for attending each regular or special meeting of the Board. Each employee Director receives an annual retainer of $3,000. Non-employee Directors who serve on Board committees receive additional fees for committee participation. Committee chairmen receive a $1,000 annual retainer. Each committee member, including chairmen, receive an attendance fee of $500 for each meeting held in conjunction with a regular Board meeting and $1,000 for each meeting held not in conjunction with a regular Board meeting.

  The Audit Committee consists of Messrs. Bentele, Fisher, Hays, Levine, Pearsall, and Purnell and Ms. Walton. Mr. Purnell is Chairman. The Audit Committee is responsible for recommending to the Board the selection of independent accountants, reviewing accountants' compensation, reviewing the coordination between the independent accountants and the Company's internal audit staff, reviewing the scope and procedures of the internal audit work, and reviewing the results of the independent audit and accounting policies with the independent accountants and management personnel. The Audit Committee held four meetings in 1998.

  The Compensation Committee consists of Messrs. Enloe, Fisher and Pearsall. Mr. Enloe is Chairman. The Compensation Committee is responsible for executive compensation policies and approving compensation payable to the Executive Officers of the Company. The Compensation Committee held three meetings in 1998.

Vote Required for Election

  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the election of Directors. The Board recommends that you vote FOR the election of each of the Director nominees.

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                                 PROPOSAL TWO

          APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

  The Board proposes that the introductory paragraph of Article III of the Company's Restated Articles of Incorporation be amended to increase the number of authorized shares of the Company's Common Stock from 300 million shares to 600 million shares. Of the 300 million shares of Common Stock currently authorized for issuance under the Company's Restated Articles of Incorporation, the Company had 198,614,543 shares issued and outstanding on March 10, 1999. The Company had approximately 7.3 million shares reserved (as of January 1, 1999) for issuance in connection with outstanding employee stock options. The Company deems it advisable to increase the number of authorized shares of its Common Stock to enhance flexibility in capital management. The increased number of authorized but unissued shares will be available to finance future acquisitions and to raise capital, and for stock splits, stock dividends, employee benefit plans, and other general corporate purposes.

  The additional authorized but unissued shares may be issued by the Board without further action by the shareholders, and the shareholders will have no preemptive rights with respect to such additional authorized but unissued shares. The Company has no arrangements, agreements, or understandings at this time for the issuance of a material amount of Common Stock, except for shares of Common Stock reserved for issuance upon the exercise of previously granted stock options or under employee benefit plans.

  The additional authorized shares of Common Stock could be issued to deter a hostile takeover attempt of the Company. Such action could insulate incumbent management from removal and prevent the shareholders from being able to sell their shares to a potential acquiror. The Board is not aware of any current proposals by any party to acquire control of the Company.

  The proposed resolutions to be voted upon by the shareholders of the Company at the Annual Meeting are as follows:

  "RESOLVED, that it is deemed advisable, and in the best interest of the Company, to amend Article III of the Company's Restated Articles of Incorporation to increase the number of authorized shares of its Common Stock, $.01 par value, from three hundred million (300,000,000) shares to six hundred million (600,000,000) shares.

  RESOLVED FURTHER, that the introductory paragraph of Article III of the Company's Restated Articles of Incorporation be, and it hereby is, amended to read in its entirety as follows:

      "The aggregate number of shares which the corporation shall have the authority to issue is Six Hundred Million (600,000,000) shares of Common Stock of One Cent ($.01) par value and One Hundred Million (100,000,000) shares of Preferred Stock without par value.' "

Vote Required for Approval

  The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on this proposal is required for the adoption of this proposal. All shares not voted in person or by proxy in favor of this proposal, including abstentions and broker non-votes, will have the effect of votes against adoption of this proposal. The Board recommends that you vote FOR adoption of this amendment to the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock of the Company.

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                                PROPOSAL THREE

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                           1989 DISCOUNT STOCK PLAN

General

  In 1989, shareholders approved the Company's 1989 Discount Stock Plan (the "Discount Plan") to provide eligible employees an opportunity to acquire an ownership stake in the Company. Stock ownership by employees ties their interests directly to the performance of the Company's Common Stock. The Discount Plan is also used to raise capital to fund acquisitions, capital expenditures and other general corporate purposes.

  The Board proposes, subject to shareholder approval, an amendment to the Discount Plan to increase the number of shares authorized for issuance under the Discount Plan by an additional 3 million shares of Company Common Stock (the "1999 Plan Amendment").

  The number of shares which may be purchased under the Discount Plan is 16 million shares before the amendment, and will be 19 million shares if the amendment is approved. As of March 10, 1999, approximately 2.9 million shares were available for purchase under the Discount Plan. If the 1999 Plan Amendment is approved, approximately 5.9 million shares will be available for purchase.

  The Board believes this amendment is necessary to ensure that the Company has shares available for future purchases by the Company's employees under the Discount Plan.

  Set forth below is a description of the essential features of the Discount Plan. This description is subject to and qualified in its entirety by the full text of the Discount Plan, as proposed to be amended, which is attached to this Proxy Statement as Appendix A.

Description of the Discount Plan

  The Discount Plan provides for the granting of options ("Options") to employees of the Company and its subsidiaries who are eligible to participate in the Plan ("Eligible Employees") and who elect to participate ("Participants"). These Options permit the Eligible Employees to purchase shares of the Company's Common Stock at a price and for a time period determined by the committee (see "Offerings Under the Plan" below). The Discount Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code (the "Code").

  Options granted under the Discount Plan are not transferable other than by will or under the laws of descent and distribution, and are exercisable only by the Participant during his lifetime.

  Notwithstanding any other provision in the Discount Plan, if the Common Stock of the Company is changed by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number and class of shares available for Options and the price thereof, shall be appropriately adjusted.

Administration of the Discount Plan

  The Discount Plan is administered by a committee (the "Committee") which consists of three or more Directors who are "Non-employee Directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The members of the Committee are appointed by and serve at the pleasure of the Board, which may appoint members in substitution for members previously appointed and fill vacancies in the Committee. Currently, the Compensation Committee of the Board serves as the Committee administering the Discount Plan.

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                                                             PRELIMINARY COPIES


  Subject to the express provisions of the Discount Plan, the Committee has authority to (i) determine when and to whom Options are granted; (ii) determine the terms and conditions of each Offering, as defined below; (iii) interpret the Discount Plan; (iv) prescribe, amend, and rescind rules and regulations relating to the Discount Plan; and (v) take any other action which it considers necessary or appropriate for the administration of the Discount Plan. All determinations made by the Committee are final.

  Except as required by Rule 16b-3 with respect to benefits granted to persons who are subject to Section 16 of the Exchange Act, the Committee may delegate all or any part of its authority under the Discount Plan to any employee or committee.

Amendment or Termination

  The Board may amend or terminate the Discount Plan at any time. The Board may not amend the Discount Plan without shareholder approval if such amendment
(i) would cause the Discount Plan to fail to meet the requirements of Section 423 of the Code, (ii) would cause the Discount Plan to fail to meet the requirements of Rule 16b-3, or (iii) would violate applicable law. No such amendment or termination may adversely affect any Options granted prior thereto.

Eligibility for Participation

  All employees of the Company and those subsidiaries designated by the Committee are eligible to participate under the Discount Plan; provided, however, the Committee may in its sole discretion exclude from participation in any Offering, as defined below, any employees who may be excluded in accordance with Section 423 of the Code. Employees who may be excluded are:
(i) employees who have been employed for less than two years; (ii) employees whose customary employment is 20 hours or less per week; (iii) employees whose customary employment is for not more than five months in any calendar year; and (iv) highly compensated employees (within the meaning of Section 414(q) of the Code). In addition, no employee may be granted an Option: (i) if immediately after the grant of the Option the employee would own, within the meaning of Section 423(b)(3) of the Code, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary; or (ii) which permits the employee's rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined at the time the Option is granted, for any calendar year.

  As of March 10, 1999, there were approximately 27,000 Company employees, including those employees which the Committee could, in its sole discretion, exclude from participation in an Offering. Of the approximately 20,300 employees who were eligible to participate in the present offering under the plan, 6,700 employees chose to participate. The Company expects similar participation in future offerings.

Offerings Under the Plan

  There may be one or more dates which the Committee selects for the initial granting of any Option to purchase shares under the Discount Plan (the "Offering"). The Discount Plan provides that each Offering will commence on an "Offering Date" and will continue for a period set by the Committee ("Offering Period"). The Committee has determined that each Offering Period shall be of one year duration and shall coincide with the calendar year.

  The Committee determines all of the terms and conditions of each Offering including the number of shares offered, the length of the Offering Period, the price per share paid by the Participant ("Exercise Price") and whether interest will be paid on Participants' Accounts, as defined below. The Exercise Price may not be less than the lower of: (i) 85% of the fair market value of the shares on the date the Option is granted or (ii) 85% of the fair market value of the shares on the date the Option is exercised. The Committee has set the current Exercise Price at 85% of the fair market value of the shares on the date the Option is exercised.


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                                                             PRELIMINARY COPIES

  Each Eligible Employee may elect to participate in the Discount Plan as of a date determined by the Committee ("Entry Date") and become a Discount Plan participant ("Participant") by delivering to the Company an executed agreement ("Participation Agreement"), in the form approved by the Committee. Payment for the shares is made (i) through payroll deductions, (ii) by separate cash payments which may be made by a Participant from time to time, as determined by the Committee, and (iii) upon the consent of the Committee and such terms as the Committee shall require, in shares to be valued on the Exercise Date. A Stock Purchase Account (the "Account") is established on the books of the Company in the name of each Participant. All payroll deductions, separate cash payments or tenders of shares made by or on behalf of such Participant are credited to the Account.

  A Participant's Option is automatically exercised on each Exercise Date for that number of full shares which may be purchased at the applicable Exercise Price with the aggregate payroll deductions, separate cash payments (and if permitted by the Committee, interest thereon) and tendered shares as of the Exercise Date, unless the Participant withdraws from the Discount Plan. Such shares are delivered to Participants as promptly as practicable. Any balance remaining in the Participant's Account after any exercise of an Option remains in such Account unless the Offering is over, in which case it is refunded to such Participant.

  Any Participant may withdraw from the Discount Plan at such times and upon such conditions as the Committee may determine.

  In the event of a Participant's retirement, death or termination of employment, he or, in the event of his death, his successor may continue to participate in the Discount Plan only with respect to compensation earned by such Participant prior to termination of employment. The Participant or his successor must make a written election within three months after termination of employment to continue participation. If the Participant or his successor does not make a written election to continue participation in the Discount Plan, any amount remaining in the Participant's Account will be paid to him or his successor.

  An employee of a subsidiary of the Company which ceases to be a subsidiary will be deemed to have terminated his employment as of the date such corporation ceases to be a subsidiary unless, as of such date, the employee becomes an employee of the Company or such subsidiaries of the Company designated by the Committee.

Federal Income Tax Consequences

  The amount which a Participant contributes to the Discount Plan through payroll deductions or otherwise is not deductible by the Participant for income tax purposes. The Participant does not recognize income on either the granting or exercise of an Option. However, if shares are sold within two years from the date the Option was granted or within one year from the date the shares were purchased, he will recognize ordinary income equal to the difference between the fair market value of the shares on the Exercise Date over the Exercise Price. Any further gain is a capital gain. The tax basis in any such shares, for purposes of computing gain or loss upon their disposition, will be the fair market value of the shares on the Exercise Date. The early disposition of the shares by the Participant entitles the Company to a deduction to the extent that any gain to the Participant is treated as ordinary income.

  If the Participant sells the shares at least two years after the Option was granted and at least one year after the shares were purchased, or if the Participant dies without having disposed of the shares, the Participant will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date the Option was granted over the Exercise Price, or (ii) the excess (if any) of the fair market value of the shares on the date of disposition or death, over the Exercise Price. Any further gain is a capital gain. Any loss is treated as a capital loss. The basis of the shares will be the sum of the Exercise Price and the amount of any such recognized income. The Company will have no tax consequences.

  Any interest on the Participant's funds held by the Company which is paid to the Participant is ordinary income to the Participant.

                                                             PRELIMINARY COPIES

Vote Required for Approval

  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the adoption of this proposal. The Board recommends a vote FOR approval of the 1999 Plan Amendment to increase the number of shares available for purchase under the Discount Plan by 3 million shares.

                                 PROPOSAL FOUR

                           APPROVAL OF THE COMPANY'S
                       1999 KEY OFFICERS INCENTIVE PLAN

General

  Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted by the Company in any year with respect to each person named in the Summary Compensation Table on page 15. However, certain "performance-based" compensation is not subject to this deduction limit. Compensation is "performance-based" if payment is based on the achievement of performance goals set by a committee of outside directors. The Company's shareholders must approve the material terms of such performance goals.

  Subject to shareholder approval, the Compensation Committee of the Board of Directors adopted the Company's 1999 Key Officers Incentive Plan (the "Incentive Plan"). If approved by shareholders, the Incentive Plan will become effective as of January 1, 1999. If not approved by shareholders, no bonuses will be paid under the Incentive Plan.

  The participants in the Incentive Plan are the executives listed in the Summary Compensation Table, although other key employees of the Company may become participants in future years.

  For many years the Incentive Plan participants and other key employees have received bonuses under the Company's Key Management Incentive Compensation Plan (the "Existing Plan"). Bonuses paid to the participants under the Existing Plan for the past three years are shown in the Summary Compensation Table. The Incentive Plan is substantially the same as the Existing Plan and represents no change in the Company's compensation policies. Accordingly, the bonuses paid to participants in the Incentive Plan for 1999 will be calculated using the same methodology applied to the payment of bonuses in prior years.

  The Incentive Plan is designed to permit the Company to maximize tax deductions for performance-based compensation paid or awarded to participants under the Incentive Plan. The purpose of the Incentive Plan is to attract, motivate and retain the services of participants who make significant contributions to the Company's success by allowing them to share in that success.

  Set forth below is a description of the essential features of the Incentive Plan. This description is subject to and qualified in its entirety by the full text of the Incentive Plan which is attached to this Proxy Statement as Appendix B.

Description of the Incentive Plan

  The Incentive Plan provides for the payment of bonuses to participants based on the attainment of certain performance objectives. Performance objectives may differ for each participant and can be based on one or more of the following measures of the Company's performance: revenues, operating income, return on equity, return on assets, cash flow, market price of the Company's common stock, earnings, earnings per share of the Company's common stock, and/or the performance objectives for 1999 set forth below.

  The 1999 Incentive Plan bonuses are tied directly to performance objectives based on (i) achievement of after-tax returns on the Company's adjusted average equity ("ROAAE") of at least 8%, and (ii) achievement of EBIT (earnings before interest and taxes) returns on adjusted net assets ("ROANA") of at least 8%. ROAAE and ROANA are given equal weight in the formula.

                                                             PRELIMINARY COPIES


  The amount of each participant's bonus is determined by applying the bonus formula to a percentage of the participant's annual salary (the "Target Percentage"). The bonus formula and the Target Percentage for each participant will be determined by the Committee within 90 days after the beginning of each year.

  If the threshold ROAAE and ROANA levels are met by the Company, a portion of the applicable Target Percentage becomes payable. This portion increases as the returns increase above the thresholds. A participant's bonus may exceed 100% of the Target Percentage. However, the maximum payout as a percentage of EBIT is payable when the Company has achieved ROAAE of 25.5% and ROANA of 22.0%. Total bonuses paid to corporate participants under the Incentive Plan and the Existing Plan may not exceed 4% of EBIT.

  A participant's bonus for any year may not exceed 0.3% of the Company's EBIT for that year. Historically, individual bonus payments to participants have been substantially less than the 0.3% EBIT maximum. Individual bonus payments for 1999 are also expected to be substantially less than the maximum.

  The Committee may reduce a participant's bonus as calculated under the bonus formula by up to 10%, but may not increase the bonus. No participant who is subject to Section 162(m) of the Internal Revenue Code shall be entitled to an additional bonus based on another participant forfeiting all or any portion of the 10% discretionary payment.

  Administration. The Incentive Plan is administered by the Compensation Committee. The Compensation Committee has sole responsibility for selecting participants, establishing performance objectives and bonus formulas and determining a participant's bonus under the performance objectives and bonus formulas.

  Payment of Bonuses. A bonus earned under the Incentive Plan may be paid in cash or property (including stock options), as determined by the Committee. A bonus may be deferred if the participant is eligible to participate in, and makes an appropriate election under, the Company's deferred compensation program.

  New Plan Benefits. The amount of the 1999 bonuses cannot be determined at this time. However, if the Incentive Plan had been in effect during 1998, the bonuses received by the participants would not have exceeded the amounts shown for 1998 in the Summary Compensation Table on page 15.

  Amendment or Termination. The Committee may amend or terminate the Incentive Plan at any time, provided that no amendment will be made without shareholder approval if such approval is required under applicable law or for bonuses to qualify as "performance-based compensation".

Vote Required for Approval

  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the adoption of this proposal. The Board recommends a vote FOR approval of the Incentive Plan.

                                 PROPOSAL FIVE

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  Upon recommendation of the Audit Committee, the Board has selected PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999. PricewaterhouseCoopers LLP, or its predecessor Price Waterhouse, has been engaged as the Company's independent accountants for each year beginning with the year ended December 31, 1991.

  It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to questions raised at the meeting or submitted to them in writing before the meeting.

                                                             PRELIMINARY COPIES

Vote Required for Ratification

  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required for the adoption of this proposal. The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

                       INFORMATION REGARDING THE COMPANY

  The following additional information about the Company and its Directors and Executive Officers is provided below.

                         LEGGETT & PLATT, INCORPORATED

                        COMMON STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return to shareholders on the Company's Common Stock over the five years ended December 31, 1998, to the returns on the New York Stock Exchange's Composite Index and a listing of peer companies in the SIC Code 251 Household Furniture Index prepared and published by Media General Financial Services of Richmond, Virginia (the "Peer Group"). Additional information concerning the long-term performance of the Company can be found in the Annual Report to Shareholders which accompanies this Proxy Statement.

                           LEGGETT & PLA  SIC CODE INDEX   NYSE MARKET IN
              1993                100           100               100
              1994              71.14         72.58             98.06
              1995             100.30         90.79            127.15
              1996             145.65        115.40            153.16
              1997             178.56        153.55            201.50
              1998             190.05        169.10            239.77

                      [GRAPH OF COMMON STOCK PERFORMANCE]

  The comparison assumes separate $100 investments were made on December 31, 1993, in Company Common Stock, the NYSE Composite Index, and the Peer Group and that all dividends during the period have been reinvested. Returns are at December 31 of each year. The impact of income taxes is not reflected. The Peer Group consists of 18 companies in the household furniture industry selected, prepared and published by Media General Financial Services. This index is available to shareholders by contacting the Company's Investor Relations Department, Attention: J. Richard Calhoon, Vice President--Investor Relations (800-888-4569).

                                                             PRELIMINARY COPIES


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's Compensation Committee (the "Committee") establishes policies for and approves compensation, including stock options and stock awards, relating to the Executive Officers of the Company. Currently, Messrs. Enloe, Fisher and Pearsall serve on the Committee. Each is a non-employee director, and Mr. Enloe serves as Chairman.

  The report of the Committee concerning compensation policies applicable to the Executive Officers of the Company for the fiscal year ended December 31, 1998, is set out below.

General Policies

  The compensation policies of the Company are designed to attract, retain, and motivate high quality Executive Officers while concurrently aligning the interests of the Executive Officers with the interests of the shareholders. The Executive Officer's ownership of Common Stock is strongly encouraged because it focuses the Company's executives on the significance of maximizing shareholder value. Executive compensation is determined by both Company performance generally and the executive's individual contribution.

Determination of Salaries Generally

  The Committee reviews the Executive Officers' salaries on an annual basis and, if warranted, approves changes recommended by management. Management recommendations are made by the Chief Executive Officer and the President and are developed in consultation with the Company's Human Resources Department. Merit increase guidelines are prepared annually by Company management, approved by the Compensation Committee, and apply to Company managers generally. The Committee's review of management recommendations, although largely subjective and informal, takes into consideration the Company's performance over the preceding year and each executive's individual performance and contribution related to the executive's particular business unit or function and its contribution to overall Company performance. The Committee believes the Company's executive salaries have generally been set at conservative levels given the executives' responsibilities, experience, length of service, skills, and performance.

Salary of Chief Executive Officer

  In April 1998, Mr. Cornell received a 6.6% salary increase. This increase was based upon management's recommendation that Mr. Cornell receive a 1998 compensation increase consistent with the Company's 1998 merit increase guidelines for excellent performance. This increase was based primarily on the Company's performance in 1997. For the year ended December 31, 1997, the Company experienced record net earnings of $1.08 per share (post-split) before extraordinary items, representing an increase of 16.8% over 1996. For the same period, the Company's sales increased 18% from $2.466 billion to $2.909 billion. The Company's return on average equity for 1997 was 19.7%.

  Given the Company's 1997 and long-term performance and the extensive experience and industry knowledge which Mr. Cornell brings to his position, the Committee believes his salary is conservative. While this performance was attributable to the hard work and dedication of all of the Company's employees, Mr. Cornell's vision and leadership were instrumental in the Company's success in 1997.

  Certain Executive Officers, including Mr. Cornell, have employment contracts with the Company which are described in this Proxy Statement under Change-in-Control Arrangements and Employment Contracts. Under these contracts annual percentage increases in salary must, unless waived by the executive, be at least equal to the percentage increases over the previous year (to the extent not attributable to additional responsibilities) of the five highest-paid executives other than the Executive Officer in question and the Chief Executive Officer. This contractual provision did not affect the salary increase approved for Mr. Cornell in 1998.

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Determination of Bonuses Generally

  Bonuses may be awarded under the Company's Key Management Incentive Compensation Plan (the "Bonus Plan"). All Bonus Plan bonuses (except for a 10% discretionary portion) are directly tied to a pre-established formula. The formula is based on (i) after-tax returns on the Company's adjusted average equity ("ROAAE") and (ii) EBIT (earnings before interest and taxes) returns on adjusted net assets ("ROANA"). ROAAE and ROANA are given equal weight in the formula.

  The total bonus pool under the Bonus Plan may not exceed 4% of EBIT. Each participant's bonus is determined by applying the bonus formula to a percentage of the participant's salary (the "target percentage"). Target percentages for the Executive Officers appearing in the Summary Compensation Table were established several years ago. If threshold ROAAE and ROANA levels are met, a portion of the applicable target percentage becomes payable. This portion increases as the returns increase above the thresholds. The bonus may be greater than 100% of the target percentage, subject to the overall limit on Bonus Plan bonuses.

  In 1998 thresholds were exceeded and total Bonus Plan bonuses represented 3.53% of EBIT. In 1997 and 1996, Bonus Plan bonuses represented 3.26% and 3.38% of EBIT, respectively. Thresholds and performance criteria in 1998 were the same as in 1996 and 1997 and are anticipated to be the same in 1999.

Bonus of Chief Executive Officer

  Mr. Cornell's target percentage is 60% of his salary. This target percentage has not changed in 20 years. His bonus is determined by the application of the bonus formula in the same manner as other bonuses are determined.

Stock Options

  Options to purchase the Company's Common Stock tie the interests of the Company executives directly to the performance of the Company's Common Stock. Stock options represent a significant portion of the overall compensation package of each Executive Officer and a large group of other Company managers. Only through enhancing shareholder wealth will the Company's Executive Officers and other managers receive the full potential of this important part of their compensation package. Approximately 920 employees, including Executive Officers, presently hold stock options.

Other Stock-Based Compensation

  In addition to stock options, the Company employs other compensation plans which encourage executive ownership of Company Common Stock. Under various stock purchase plans, Executive Officers and more than 7,500 other employees make significant contributions of their own funds toward the purchase of Common Stock.

  All of the Company's Executive Officers, except Mr. Cornell, participate in the Company's Executive Stock Purchase Program ("ESPP"). The purpose of the ESPP is to assist Company management employees in saving for their retirement while building a long-term stake in the Company.

  Under the ESPP, the Company grants cash awards in the amount of 50% of an executive's "Eligible Contributions" to the Company's 1989 Discount Stock Plan (the "Discount Plan"), plus an additional amount which is withheld to pay a portion of the executive's federal and state taxes attributable to the cash awards ("tax offset bonus"). The Discount Plan is a plan qualified under
Section 423 of the Internal Revenue Code ("Code") under which employees may purchase Company Common Stock at a discount. "Eligible Contributions" are contributions made by the executive to the Discount Plan up to 5.7% of his compensation above his compensation base (in most cases $22,374). In addition, the ESPP provides for an additional cash award in the amount of 50% of Eligible Contributions plus a tax offset bonus in the event performance criteria are met for the year in question. The performance criteria in 1998 was 12.5% return on average equity, which was the same as the goal in 1996 and 1997. The performance goal was met in 1998.

                                                             PRELIMINARY COPIES


  Certain Executive Officers, including Mr. Cornell, may participate only partially in the ESPP. For this reason Mr. Cornell and other Executive Officers receive awards of Company Common Stock under the Company's 1989 Flexible Stock Plan. Mr. Cornell and the other Executive Officers receive stock awards which are designed to be substantially similar in effect to participation in the ESPP.

Other Matters

  Due to limitations imposed by the Code, Mr. Cornell and other Executive Officers have been unable for several years to fully participate in the Company's tax-qualified Retirement Plan. For this reason the Committee approved payments to Mr. Cornell and other Executive Officers in 1998 to compensate them for the reductions (through 1998) of their retirement benefits resulting from their inability to fully participate in the Retirement Plan.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Company's Chief Executive Officer and four other most highly compensated Executive Officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Because of the deferral of either salary or bonus, no Executive Officer of the Company received compensation in 1998 which exceeded the $1 million threshold. The Committee has approved the 1999 Key Officers Incentive Plan which is intended to comply with Section 162(m). The Incentive Plan is being presented to shareholders for approval at the Annual Meeting. (See page 9 for a description of the Incentive Plan.)

                             R. Ted Enloe, III (Chairman)
                             Richard T. Fisher
                             Richard L. Pearsall

                                                             PRELIMINARY COPIES

                  EXECUTIVE COMPENSATION AND RELATED MATTERS

  The following table sets forth a summary of certain compensation provided to the Company's five most highly compensated Executive Officers for each of the three years in the period ending December 31, 1998.

                          SUMMARY COMPENSATION TABLE

                                                                  Long-Term
                                      Annual Compensation       Compensation
                                 ------------------------------ -------------
                                                                 Securities    All Other
   Name and Principal                              Other Annual  Underlying   Compensation
        Position          Year    Salary   Bonus   Compensation Options(#)(1)    ($)(7)
   ------------------     -----  -------- -------- ------------ ------------- ------------
Harry M. Cornell, Jr....   1998  $667,231 $654,810     -0-           5,196      $219,520
 Chairman of the Board
  and                      1997  $603,577 $684,786     -0-          39,892(2)   $199,993
 Chief Executive Officer   1996  $565,577 $638,250     -0-         244,466(2)   $182,548

Michael A. Glauber......   1998  $294,423 $219,110     -0-          12,829(3)   $ 69,692
 Senior Vice President,    1997  $259,654 $223,117     -0-          29,116(3)   $ 57,163
 Finance and
  Administration           1996  $239,615 $181,300     -0-         168,708(3)   $ 52,316

David S. Haffner........   1998  $393,385 $290,887     -0-          14,564(4)   $ 85,262
 Executive Vice
  President and            1997  $343,577 $294,682     -0-          37,570(4)   $ 73,242
 Director                  1996  $307,192 $233,100     -0-         178,268(4)   $ 62,652

Robert A. Jefferies, Jr.   1998  $376,846 $277,287     -0-          22,884(5)   $ 79,930
 Senior Vice President,    1997  $339,177 $286,263     -0-          60,749(5)   $ 69,757
 Mergers, Acquisitions
  and                      1996  $307,192 $233,100     -0-         181,664(5)   $ 59,106
 Strategic Planning and
  Director

Felix E. Wright.........   1998  $620,308 $614,514     -0-          38,788(6)   $174,052
 President and Chief
  Operating                1997  $530,116 $617,430     -0-          76,304(6)   $141,632
 Officer and Director...   1996  $455,577 $430,125     -0-         200,102(6)   $113,699

---------------------
(1) The number of shares covered by options reflect a 2-for-1 stock split on June 15, 1998, to shareholders of record on May 29, 1998.
(2) 1997 includes stock options for 39,892 shares awarded Mr. Cornell in lieu of $684,786 of 1997 bonus. 1996 includes stock options for 50,006 shares awarded Mr. Cornell in lieu of $624,550 of 1996 bonus. (The bonus foregone is also shown in the "Bonus" column.) 1996 also includes 58,700 non-qualified stock options awarded Mr. Cornell to induce him to convert his outstanding incentive stock options into non-qualified stock options.
(3) 1998 includes stock options for 12,542 shares awarded Mr. Glauber in lieu of $215,304 of 1998 salary. 1997 includes stock options for 14,116 shares awarded Mr. Glauber in lieu of $176,300 of 1997 salary. 1996 includes 102,650 non-qualified stock options awarded to Mr. Glauber to induce him to convert his outstanding incentive stock options into non-qualified stock options. 1996 also includes stock options for 12,858 shares awarded Mr. Glauber in lieu of $160,600 of 1996 bonus. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(4) 1998 represents stock options awarded Mr. Haffner in lieu of $250,000 of 1998 salary. 1997 includes stock options for 8,006 shares and 14,564 shares awarded Mr. Haffner in lieu of $100,000 of 1997 salary and $250,000 of 1997 bonus. 1996 includes stock options for 21,504 shares and 16,014 shares awarded Mr. Haffner in lieu of $200,000 of 1996 salary and $200,000 of 1996 bonus. 1996 also includes 67,750 non-qualified stock options awarded Mr. Haffner to induce him to convert his outstanding incentive stock options into non-qualified stock options. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)

                                                             PRELIMINARY COPIES

(5) 1998 includes stock options for 22,198 shares awarded Mr. Jefferies in lieu of $373,129 of 1998 salary. 1997 includes stock options for 26,916 shares awarded Mr. Jefferies in lieu of $336,177 of 1997 salary and 18,833 shares awarded in lieu of $286,263 of 1997 bonus. 1996 includes stock options for 4,300 shares and 18,664 shares awarded Mr. Jefferies in lieu of $40,000 of 1996 salary and $233,100 of 1996 bonus. 1996 also includes 87,900 non-qualified stock options awarded Mr. Jefferies to induce him to convert his outstanding incentive stock options into non-qualified stock options. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(6) 1998 includes stock options for 35,960 shares awarded Mr. Wright in lieu of $616,711 of 1998 salary. 1997 includes stock options for 40,336 shares and 35,968 shares awarded Mr. Wright in lieu of $503,768 of 1997 salary and $617,430 of 1997 bonus. 1996 includes stock options for 30,802 shares awarded Mr. Wright in lieu of $384,700 of 1996 bonus. 1996 also includes 37,100 non-qualified stock options awarded Mr. Wright to induce him to convert his outstanding incentive stock options into non-qualified stock options. (The salary and bonus foregone are also shown in the "Salary" and "Bonus" columns.)
(7) The majority of All Other Compensation represents awards under the Company's Executive Stock Purchase Program ("ESPP") and Flexible Stock Plan which replace benefits not available to the Executive Officers under the Company's tax-qualified defined contribution plan. The amounts disclosed for 1998 include: life insurance premiums (Cornell--$1,719, Wright--$711); disability insurance premiums (Glauber--$5,446, Haffner-- $4,848, Jefferies--$3,941); ESPP and stock awards (Cornell--$181,604, Glauber--$58,528, Haffner--$78,794, Jefferies--$66,853, Wright--$143,428);
    payments made to compensate for reductions in retirement benefits resulting from inability to fully participate in the Company's tax-qualified defined benefit retirement plan (Cornell--$27,546, Glauber-- $3,295, Haffner--$562, Jefferies--$6,482, Wright--$25,719); and life insurance income (Cornell--$8,651, Glauber--$2,423, Haffner--$1,058, Jefferies--$2,654, Wright--$4,194).

Stock Option Information

  The following table provides information concerning stock options granted during the year ended December 31, 1998, to the Executive Officers named above.

                             OPTION GRANTS IN 1998

                                                                               Potential Realizable Value
                                     % of Total                                at Assumed Annual Rates of
                                      Options    Exercise  Market               Stock Price Appreciation
                         Options     Granted to   Price   Price on                 for Option Term(2)
                         Granted    Employees in  ($ per  Date of  Expiration ----------------------------
Name                     (#)(1)     Fiscal Year   Share)   Grant      Date       0%       5%       10%
----                     -------    ------------ -------- -------- ---------- -------- -------- ----------
H. Cornell, Jr..........  5,196(3)       .38%     $0.01   $25.5625 06/30/2013 $132,771 $276,077 $  554,782

M. Glauber..............    287(3)       .07%     $0.01   $25.5625 06/30/2013 $  7,334 $ 15,249 $   30,643
                            635(4)                $4.175  $20.875  12/22/2013 $ 10,605 $ 24,906 $   52,721

R. Jefferies, Jr........    686(3)      3.30%     $0.01   $25.5625 06/30/2013 $ 17,529 $ 36,449 $   73,245
                         21,863(5)                $0.01   $17.875  10/08/2013 $390,582 $812,229 $1,632,255
                         22,161(4)                $4.175  $20.875  12/22/2013 $370,089 $869,213 $1,839,918

F. Wright...............  2,828(3)       .21%     $0.01   $25.5625 06/30/2013 $ 72,262 $150,259 $  301,948

---------------------
(1) The number of shares covered by the options granted reflect a 2-for-1 stock split on June 15, 1998, to shareholders of record on May 29, 1998.
(2) These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date of option grant until their expiration date at the rate of 0%, 5% and 10% per annum compounded.
(3) Stock option grant in lieu of accrued retirement benefits. The options are vested and became exercisable on January 1, 1999.
(4) Stock option grant in lieu of 1999 salary. The options vest as salary is earned but do not become exercisable until December 1999.

                                                             PRELIMINARY COPIES

(5) Includes stock options for 18,833 shares awarded in lieu of 1997 bonus, stock options for 2,880 shares awarded in lieu of 1998 salary and 150 shares awarded for accrued retirement benefits. The options granted in lieu of salary and bonus are vested but do not become exercisable until April 1999.

  The table below provides information concerning stock options exercised during the year ended December 31, 1998, by the five named Executive Officers and stock options held by them as of December 31, 1998.

        AGGREGATED OPTION EXERCISES IN 1998 AND 12/31/98 OPTION VALUES

                                                                          Value of Unexercised In-
                                                  Number of Unexercised     the-Money Options at
                           Shares                  Options at 12/31/98            12/31/98
                          Acquired     Value    ------------------------- -------------------------
Name                     On Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ---------- ----------- ------------- ----------- -------------
Harry M. Cornell, Jr....   70,000    $1,454,687   213,412      56,364     $ 3,453,583  $  654,722
Michael A. Glauber......   52,812    $1,171,597   235,822      37,990     $ 3,860,781  $  571,818
David S. Haffner........      -0-           -0-   371,452      43,668     $ 6,699,427  $  623,901
Robert A. Jefferies,
 Jr.....................      -0-           -0-   356,312      88,378     $ 6,266,316  $1,514,773
Felix E. Wright.........      -0-           -0-   590,450      53,996     $10,774,674  $  611,036

  The number of shares covered by the options reflect a 2-for-1 stock split on June 15, 1998, to shareholders of record on May 29, 1998.

Retirement Plan

  The Company has a voluntary, tax-qualified, defined benefit pension plan (the "Retirement Plan"). The Retirement Plan requires a contribution from participating employees of 2% of base salary. Employees are not allowed to discontinue contributions to the Retirement Plan while still in the employ of the Company. Normal retirement benefits are equal to 1% of the employee's career average earnings times the number of years the employee was a participant in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages.

  The estimated annual benefits payable upon retirement at the normal retirement age are listed below for the named Executive Officers.

                                                               Projected Annual
   Executive Officer                                          Retirement Benefit
   -----------------                                          ------------------
   Harry M. Cornell, Jr......................................      $65,688
   Michael A. Glauber........................................      $41,735
   David S. Haffner..........................................      $53,516
   Robert A. Jefferies, Jr...................................      $40,171
   Felix E. Wright...........................................      $49,524

  As described below, Messrs. Cornell and Wright are entitled to supplemental pension payments. If Mr. Cornell retired at December 31, 1999, his estimated annual supplemental pension payment would be $742,660. If Mr. Wright retired at December 31, 1999, his estimated annual supplemental pension payment would be $339,060. Messrs. Cornell's and Wright's annual pension payments are based upon 65% and 35%, respectively, of the average of their highest consecutive five-year earnings.

Change-in-Control Arrangements and Employment Contracts

  Messrs. Cornell, Jefferies and Wright are parties to severance benefit agreements with the Company. The severance benefit agreements have no fixed expiration dates. Messrs. Cornell, Jefferies and Wright are parties to employment contracts with the Company that expire on May 10, 2000, December 31, 2006, and October 1, 2002, respectively, subject to certain provisions which allow earlier termination in the event of total disability and for cause. Under Mr. Jefferies' and Mr. Wright's employment contracts, compensation levels are at the discretion of the Company's Compensation Committee subject to the provision that annual percentage increases in salary must be at least equal to percentage increases over the previous year (to the extent increases were not attributable to additional responsibilities) of the salaries of the Company's five highest paid executives other than the executive and the Company's Chief Executive Officer.

                                                             PRELIMINARY COPIES


  Mr. Cornell and Mr. Wright are entitled to a supplemental pension in addition to the pension each is entitled to under the Retirement Plan. Mr. Cornell is entitled to the supplemental pension upon termination of employment, while Mr. Wright is entitled to the supplemental pension beginning the later of termination of employment or the expiration of any consulting agreement (as described below). The supplemental pension will be for life or 15 years, whichever is longer. Annual pension payments are based on the average of each Executive's highest consecutive five-year earnings ("Average Earnings"). These payments are 65% and 35% of Average Earnings (less amounts received from social security) for Mr. Cornell and Mr. Wright, respectively. While each of Mr. Cornell and Mr. Wright receives supplemental pension payments, the Company will provide each of them and his respective dependents with life, hospitalization, and medical insurance benefits.

  If either Mr. Jefferies or Mr. Wright is terminated without cause, each is entitled to continue to receive his total compensation at the time of his termination until the earlier of five years after termination or December 31, 2006, in the case of Mr. Jefferies, and October 1, 2002, in the case of Mr. Wright.

  Mr. Cornell and Mr. Wright may elect to enter into two-year consulting agreements within 120 days after termination of employment, except in the case of total disability or termination for cause. Mr. Cornell will be paid for consulting services in amounts equal to 100% for the first year and 75% for the second year of his 1998 compensation. Mr. Wright will be paid an amount equal to 60% of Average Earnings for each year of his consulting agreement.

  In the event of a hostile change-in-control, Mr. Jefferies may elect to enter into a consulting agreement in which he will be paid an amount equal to 100% for the first year and 75% for the second year of total compensation in the year immediately preceding termination.

  The severance benefit agreements entitle the covered executives to severance benefits if, during any 36-month period following a change-in-control of the Company, (i) the executive's employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for "good reason." The severance benefits include the payment in 36 monthly installments of an amount equal to three times the executive's annual salary plus bonus. The severance benefits also include participation in certain fringe benefits, the immediate vesting of stock options, and the purchase by the Company of all Common Stock offered by the executive to the Company. All amounts received by the executive as cash compensation from a new full time job will reduce the cash severance payments dollar for dollar. Similarly, any fringe benefits the executive receives from his new job will reduce any fringe benefits the Company is then providing. However, the executive is not required to mitigate the severance benefits he obtains.

  The agreements further provide that within one year following a change-in-control opposed by a majority of the Directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive's cash compensation preceding the year of termination and certain fringe benefits for one year.

  If Mr. Cornell, Mr. Wright or Mr. Jefferies elects to take the severance benefits provided, he will forfeit his right to enter into the two-year consulting agreement with the Company described above.

Related Transactions

  In 1998, Mr. Cornell leased to the Company, on a month-to-month basis, certain real estate located in Keystone, Colorado for $1,925 per month.

  Pace Industries, Inc., a wholly owned subsidiary of the Company, leases its corporate offices in Fayetteville, Arkansas as a sublessee for a portion of the space under a lease held by Gaddy Investment Company ("GICO"), a corporation controlled by Mr. Gaddy. Mr. Gaddy is the Chairman and 100% stockholder of GICO. Rental expense under this lease was $211,396 for 1998. Management believes that the terms of this lease agreement are at least as favorable as could have been obtained from unaffiliated third parties.

  During 1998, Mr. Gaddy, either personally or through GICO or Vestamerica, Inc., an entity wholly owned by him, paid Pace Industries, Inc. $92,299 for usage of aircraft.

                                                             PRELIMINARY COPIES

  Locke Liddell & Sapp LLP performed legal services for the Company in 1998, and it is anticipated that they will perform legal services for the Company in 1999. Mr. Purnell is a partner in Locke Liddell & Sapp LLP.

  In 1998, the Company purchased shares of Common Stock from several of its Executive Officers and Directors. These purchases were made at prevailing market prices at the time of purchase. Most of the purchases were made in connection with the exercise of non-qualified stock options by the Executives. Details of the various purchases are set out in the following chart.

       Purchase                                      Number          Market Price
         Date                 Name                of Shares(1)       per Share(1)
       --------               ----                ------------       ------------
      January 5       Jack D. Crusa                   4,772            $21.25
      January 21      Michael A. Glauber              4,576            $23.00
      February 11     Michael A. Glauber              4,726            $24.9688
      March 2         Ernest C. Jett                  3,902            $25.0938
      March 2         Felix E. Wright                 6,000            $25.0938
      March 10        Michael A. Glauber             10,784            $26.25
      May 19          Harry M. Cornell, Jr.          36,254            $26.3438
      May 27          Michael A. Glauber             10,770            $25.9688
      July 31         Allan J. Ross                   5,452            $27.75
      November 6      Bob L. Gaddy                   25,000            $24.875
      November 30     Felix E. Wright                30,000            $23.375

---------------------
(1) The number of shares and market price per share reflect a 2-for-1 stock split on June 15, 1998, to shareholders of record on May 29, 1998.

                           OWNERSHIP OF COMMON STOCK

  The table below sets forth the beneficial ownership of Common Stock on February 23, 1999, by the Company's Directors, the five most highly compensated Executive Officers, and all Directors and Executive Officers as a Group.

                                                            Common Stock
                                                        -----------------------
                                                        Beneficially     % of
Directors and Executive Officers                          Owned(1)     Class(2)
--------------------------------                        ------------   --------
Raymond F. Bentele, Director...........................       7,836       --
Harry M. Cornell, Jr., Chairman of the Board and Chief
 Executive Officer.....................................   5,283,179      2.66%
Robert Ted Enloe, III, Director........................       9,771       --
Richard T. Fisher, Director............................     114,800       --
Bob L. Gaddy, Senior Vice President and Chairman and
 Chief Executive Officer of the Company's Aluminum
 Group and Director....................................   1,347,138(3)    .68%
Michael A. Glauber, Senior Vice President, Finance and
 Administration........................................     545,978       .28%
David S. Haffner, Executive Vice President and
 Director..............................................     772,527       .39%
Thomas A. Hays, Director...............................      19,680       --
Robert A. Jefferies, Jr., Senior Vice President,
 Mergers, Acquisitions and Strategic Planning and
 Director..............................................     799,421       .40%
Alexander M. Levine, Director..........................   1,327,296(4)    .67%
Richard L. Pearsall, Director..........................     960,762(5)    .48%
Duane W. Potter, Senior Vice President and President--
 Foam Components Group and Director....................     606,229       .31%
Maurice E. Purnell, Jr., Director......................      16,032       --
Alice L. Walton, Director..............................     229,748       .12%
Felix E. Wright, President and Chief Operating Officer
 and Director..........................................   2,447,991      1.23%
All Executive Officers and Directors as a Group (19
 Persons)..............................................  14,804,590      7.39%

                                                             PRELIMINARY COPIES

  In addition, Herbert C. Casteel, Frank E. Ford, Jr., and Jack B. Morris, Advisory Directors of the Company, beneficially owned 100,024, 809,068, and 3,691,065 shares, respectively, of Common Stock which represents .05%, .41%, and 1.86%, respectively, of the total outstanding Common Stock.
---------------------
(1) The shares shown above as beneficially owned include those shares the following persons have the right to acquire within 60 days from February 23, 1999, by way of option exercise: Mr. Bentele--3,836; Mr. Cornell-- 221,524; Mr. Enloe--5,771; Mr. Ford--5,676; Mr. Gaddy--181,262; Mr.
    Glauber--204,487; Mr. Haffner--285,458; Mr. Hays--5,680; Mr. Jefferies-- 317,571, Mr. Potter--153,442; Mr. Purnell--6,032; Ms. Walton--2,240; Mr.
    Wright--491,906; and all Executive Officers and Directors as a group (19 Persons)--2,021,702.
(2) Beneficial ownership of less than .1% of the class is not shown.
(3) Includes 8,849 shares held by a private charitable foundation of which Mr. Gaddy is co-trustee. He shares voting and investment power of these shares.
(4) Includes 407,296 shares held by a trust of which Mr. Levine is co-trustee. He shares voting and investment power of these shares.
(5) Includes 30,000 shares held by a private charitable foundation of which Mr. Pearsall is president. He shares voting and investment power of these shares.

Security Ownership of Certain Beneficial Owners

  The Company knows of no beneficial owner of more than 5% of its Common Stock as of February 23, 1999, except as set out below.

      Name and Address                           Amount and Nature of   Percent
      of Beneficial Owner                       Beneficial Ownership(1) of Class
      -------------------                       ----------------------- --------
      FMR Corp.................................       25,587,210         12.91%
      82 Devonshire Street
      Boston, MA 02109

---------------------
(1) FMR Corp. has sole dispositive power with respect to 25,587,210 shares and sole voting power with respect to 1,722,610 shares. This information is based on Amendment No. 4 to Schedule 13G of FMR Corp., dated February 1, 1999, which reported beneficial ownership as of December 31, 1998.

                                FINANCIAL DATA

  The Company's Annual Report containing financial statements of the Company for the year ended December 31, 1998, has been enclosed in the same mailing with this Proxy Statement.

                          2000 SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company by December 1, 1999, for inclusion in the Company's Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

  In order for a shareholder to nominate a candidate for Director, Section 2.1 of the Company's Bylaws requires that timely notice of the nomination must be received by the Company, in the case of an annual meeting, 90 days prior to the anniversary date of the previous year's annual meeting, or by February 12, 2000, in the case of the 2000 Annual Meeting, and in the case of a special meeting for the election of Directors, by the close of business on the tenth day following the date on which notice of such meeting is first given to

                                                             PRELIMINARY COPIES

shareholders. The shareholder filing the notice of nomination must describe various matters as specified in the Company's Bylaws, including the name and address of the shareholder who intends to make the nomination, each proposed nominee, each of their occupations, and the number of shares held, and certain other information.

  In order for a shareholder to bring other business before a shareholder meeting, Section 1.2 of the Company's Bylaws requires that notice must be received by the Company not less than 60 nor more than 80 days before the first anniversary date on which the Company's proxy materials related to the previous year's annual meeting were first mailed, or between January 11, 2000, and January 31, 2000, for the 2000 Annual Meeting. Such notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in such business, and other matters specified in the Company's Bylaws. In order for a shareholder to bring business other than nominees for Director before a shareholder meeting, it must be an appropriate subject matter for shareholder action under applicable law.

  These Bylaw requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company's proxy statement. The Bylaw requirements also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority. In each case the notice must be given to the Secretary of the Company, whose address is No. 1 Leggett Road, Carthage, Missouri 64836.

                                 OTHER MATTERS

  The Board does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the Board or any shareholder, the persons named in the accompanying proxy intend to vote said proxy in accordance with their judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the meeting.

  Even if you expect to be personally present at the meeting, the Board hopes you will indicate your vote on the various proposals, date and sign the enclosed proxy, and return it promptly to the Company in the envelope provided to ensure that your shares are voted in the event you are unavoidably absent.

                                          By Order of the Board of Directors

                                          Ernest C. Jett
                                          Secretary

Carthage, Missouri
March 31, 1999

                                                                      APPENDIX A

                         LEGGETT & PLATT, INCORPORATED
                            1989 DISCOUNT STOCK PLAN
        (As amended and restated in its entirety effective May 12, 1999)

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 ARTICLE I.     NAME AND PURPOSE..........................................    1
    Section 1.1 Name......................................................    1
    Section 1.2 Purpose and Construction..................................    1

 ARTICLE II.    DEFINITIONS OF TERMS......................................    1
    Section 2.1 General Definitions.......................................    1
                (a)Board..................................................    1
                (b)Code...................................................    1
                (c)Company................................................    1
                (d)Committee..............................................    1
                (e)Common Stock...........................................    1
                (f)Compensation...........................................    1
                (g)Effective Date.........................................    1
                (h)Employee...............................................    1
                (i)Eligible Employee......................................    1
                (j)Employer...............................................    1
                (k)Entry Date.............................................    1
                (l)Exercise Date..........................................    1
                (m)Fair Market Value......................................    1
                (n)Offering...............................................    2
                (o)Offering Date..........................................    2
                (p)Offering Period........................................    2
                (q)Option.................................................    2
                (r)Parent.................................................    2
                (s)Participant............................................    2
                (t)Plan...................................................    2
                (u)Prior Plan.............................................    2
                (v)Rule 16b-3.............................................    2
                (w)SEC....................................................    2
                (x)Share..................................................    2
                (y)Subsidiary.............................................    2
                (z)Termination Date.......................................    2
    Section 2.2 Other Definitions.........................................    2

 ARTICLE III.   SHARES TO BE OFFERED......................................    2
    Section 3.1 Number of Shares..........................................    2
    Section 3.2 Reusage...................................................    2
    Section 3.3 Adjustments...............................................    2

 ARTICLE IV.    ADMINISTRATION............................................    3
    Section 4.1 Committee.................................................    3
    Section 4.2 Authority.................................................    3
    Section 4.3 Determinations............................................    3
    Section 4.4 Delegation................................................    3

 ARTICLE V.     AMENDMENT AND TERMINATION.................................    3
    Section 5.1 Power of Board............................................    3
    Section 5.2 Limitation................................................    3

                                                              PRELIMINARY COPIES

                                           Page
                                           ----
    Section 5.3 Term....................     3
    Section 5.4 Termination.............     3
    Section 5.5 Effect..................     4

 ARTICLE VI.    OFFERINGS...............     4
    Section 6.1 Offerings...............     4
    Section 6.2 Terms of Offering.......     4

                GRANTS, PARTICIPATION
 ARTICLE VII.   AND WITHDRAWAL..........     4
    Section 7.1 Grant of Options........     4
                Options Not
    Section 7.2 Transferable............     5
    Section 7.3 Election to Participate.     5
                Method of Payment and
    Section 7.4 Stock Purchase Accounts.     5
                Withdrawal from the
    Section 7.5 Plan....................     5

 ARTICLE VIII.  PURCHASE OF STOCK.......     5
    Section 8.1 Exercise of Option......     5
    Section 8.2 Allotment of Shares.....     5
                Rights on Retirement,
                Death or Termination of
    Section 8.3 Employment..............     5
    Section 8.4 Delivery of Stock.......     6

                MISCELLANEOUS
 ARTICLE IX.    PROVISIONS..............     6
    Section 9.1 Underscored References..     6
    Section 9.2 Number and Gender.......     6
    Section 9.3 Governing Law...........     6
    Section 9.4 Purchase for Investment.     6
    Section 9.5 Restricted Shares.......     6
    Section 9.6 No Employment Contract..     7
    Section 9.7 Offset..................     7

                                                             PRELIMINARY COPIES

                         LEGGETT & PLATT, INCORPORATED
                           1989 DISCOUNT STOCK PLAN
       (As amended and restated in its entirety effective May 12, 1999)

                                   ARTICLE I

                               NAME AND PURPOSE

  1.1 Name. The name of this Plan is the "Leggett & Platt, Incorporated 1989 Discount Stock Plan."

  1.2 Purpose and Construction. The Company has established this Plan to encourage and facilitate the purchase of its Common Stock by Eligible Employees. This Plan is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. Consequently, the provisions of this Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code. Any term or provision of this Plan which is inconsistent with the requirements of Section 423 of the Code shall be inapplicable.

                                  ARTICLE II

                             DEFINITIONS OF TERMS

  2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires shall have the following respective meanings:

    (a) Board. The Board of Directors of the Company.

    (b) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

    (c) Company. Leggett & Platt, Incorporated.

    (d) Committee. The Committee described in Section 4.1.

    (e) Common Stock. The Company's $.01 par value common stock.

    (f) Compensation. The gross salary, wages and bonuses earned by an Employee for services rendered to an Employer plus any other remuneration so earned as the Committee shall determine. Compensation also includes any Compensation deferred pursuant to any Company plan, program or arrangement.

    (g) Effective Date. July 1, 1989. However, in order to remain effective, the Plan must be approved by the shareholders of the Company within one year before or after approval by the Board. Any Offerings made prior to the approval by the shareholders of the Company shall be void if such approval is not obtained.

    (h) Employee. A person employed by the Employer.

    (i) Eligible Employee. With respect to each Offering, an Employee who is eligible to be granted an Option under the terms of such Offering. Notwithstanding the foregoing, with respect to any Offering, all Employees must be Eligible Employees except Employees who may be excluded from an "Employee Stock Purchase Plan" under Section 423 of the Code. The determination of whether an Employee is an Eligible Employee shall be made as of each Entry Date. For purposes of determining an Employee's eligibility under the Plan, the Committee shall have the right to determine that employment for an entity which is acquired by an Employer or whose assets are acquired by an Employer is employment by the Employer.

    (j) Employer. With respect to each Offering, the Company and all of its Parents and Subsidiaries whose Employees are eligible to be granted Options to purchase Common Stock in such Offering.

    (k) Entry Date. Each date that an Eligible Employee may become a Participant in the Plan.

    (l) Exercise Date. Each date on which an Option is exercised.

    (m) Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date as reported on the New York Stock Exchange composite tape, or, in the absence of sales on a given date, the closing price (as so reported) on the New York Stock Exchange on the last day on which a sale occurred prior to such date.

                                                             PRELIMINARY COPIES

    (n) Offering. An offering consisting of grants of Options to purchase Shares under the Plan.

    (o) Offering Date. Each date selected by the Committee for the initial granting of Options to purchase Shares in an Offering.

    (p) Offering Period. With respect to each Offering, the period beginning on the Offering Date and ending on the Termination Date.

    (q) Option. An option granted under the Plan to purchase Shares.

    (r) Parent. Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (s) Participant. An Eligible Employee who has elected to participate in the Plan.

    (t) Plan. The Leggett & Platt, Incorporated 1989 Discount Stock Plan and all amendments and supplements to it.

    (u) Prior Plan. The Leggett & Platt, Incorporated Employee Discount Stock Plan, as amended. The last offering under the Prior Plan shall terminate by its terms on the day before the Effective Date. As of the Effective Date, the plan shall be an amendment in its entirety and restatement of the Prior Plan. However, the Plan shall not adversely affect any benefits or rights under the Prior Plan.

    (v) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended.

    (w) SEC. The Securities and Exchange Commission.

    (x) Share. A share of Common Stock.

    (y) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

    (z) Termination Date. The date on which an Offering expires.

  2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and in any Offering may be defined in other portions of the Plan or in such Offering.

                                  ARTICLE III

                             SHARES TO BE OFFERED

  3.1 Number of Shares. The maximum number of Shares for which Options may be granted under the Plan shall be 19,000,000. Shares may be authorized but unissued Shares, Shares held in the treasury, or both.

  3.2 Reusage. If an Option expires or is terminated, surrendered, or canceled without having been fully exercised, the Shares covered by such Option which were not purchased shall again be available for use under the Plan.

  3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or otherwise, the number and class of shares available for Options, the maximum number of Shares that may be purchased in the current Offering Period, and the price per Share, as applicable, shall be appropriately adjusted by the Committee.

                                                             PRELIMINARY COPIES

                                  ARTICLE IV

                                ADMINISTRATION

  4.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of three or more members of the Board who are "Non-employee Directors" as defined in Rule 16b-3. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held.

  4.2 Authority. Subject to the terms of the Plan, the Committee shall have complete authority to:

    (a) determine the terms and conditions of, and the Eligible Employees under, each Offering, as described in ARTICLE VI

    (b) interpret and construe the Plan;

    (c) prescribe, amend and rescind rules and regulations relating to the Plan;

    (d) maintain accounts, records and ledgers relating to Options;

    (e) maintain records concerning its decisions and proceedings;

    (f) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

    (g) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan.

  4.3 Determinations. All determinations of the Committee shall be final.

  4.4 Delegation. Except as required for compliance with Rule 16b-3 or other applicable law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee.

                                   ARTICLE V

                           AMENDMENT AND TERMINATION

  5.1 Power of Board. Except as hereinafter provided, the Board shall have the sole right and power to amend the Plan at any time and from time to time.

  5.2 Limitation. The Board may not amend the Plan, without approval of the shareholders of the Company:

    (a) in a manner which would cause the Plan to fail to meet the requirements of Sections 423 of the Code;

    (b) in a manner which would cause the Plan to fail to meet the requirements of Rule 16b-3; or

    (c) in a manner which would violate applicable law.

  5.3 Term. The Plan shall commence as of the Effective Date and, subject to the terms of the Plan including those requiring approval by the shareholders of the Company, shall continue in full force and effect until terminated.

  5.4 Termination. The Plan may be terminated at any time by the Board. The Plan shall automatically terminate when all of the Shares available for purchase under the Plan have been sold. Upon termination of the Plan, and the exercise or lapse of all outstanding Options, any balances remaining in each Participant's stock purchase account shall be refunded to him.

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  5.5 Effect. The amendment or termination of the Plan shall not adversely affect any Options granted prior to such amendment or termination.

                                  ARTICLE VI

                                   OFFERINGS

  6.1 Offerings. There may be one or more Offerings under the Plan, which shall occur at such time or times, if any, as the Committee shall determine. Offerings may run concurrently and/or consecutively. Except as otherwise provided in an Offering, all capitalized terms used in the Offering shall have the same meaning as in the Plan, and the Offering shall be subject to all of the terms and conditions of the Plan.

  6.2 Terms of Offering. At the time each Offering is made, the Committee will determine all of the terms and conditions of the Offering, which terms and conditions shall include, but not be limited to, the following:

    (a) The number of Shares to be offered, which in no event shall exceed the maximum number of Shares then available under the provisions of ARTICLE III.

    (b) The Offering Period. In no event shall an Offering Period exceed the maximum period permitted under Section 423 of the Code.

    (c) The price per Share for which Common Stock will be sold to Participants who exercise Options, which price shall not be less than the lower of the following:

      (i) 85% of the Fair Market Value on the date upon which the Option was granted; or

      (ii) 85% of the Fair Market Value on the Exercise Date upon which the Option is exercised.

  Notwithstanding the foregoing, in no event shall the price per Share be less than the par value.

    (d) The Eligible Employees with respect to the Offering. All Eligible Employees on an Entry Date shall be eligible with respect to the Options to be granted on such Entry Date. However, no Employee shall be granted an
  Option:

      (i) if, immediately after the grant, such Employee would own (within the meaning of Section 423(b)(3) of the Code) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Parent or Subsidiary; or

      (ii) which permits his rights to purchase stock under all employee stock purchase plans (as defined in Section 423(b) of the Code) of the Company and its Parents and Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock, determined as of the time such Option is granted, for each calendar year in which such Option is outstanding at anytime.

    (e) The number of Entry Dates and the date of each Entry Date.

    (f) The number of Exercise Dates and the date of each Exercise Date.

    (g) The maximum number of Shares that may be purchased in the Offering Period by a Participant.

    (h) Whether or not interest will be paid on balances in Participant's stock purchase accounts and, if interest is to be paid, the rate of interest or method of determining the rate of interest, and whether interest is to be used to purchase Shares or paid to the Participant.

                                  ARTICLE VII

                     GRANTS, PARTICIPATION AND WITHDRAWAL

  7.1 Grant of Options. On an Entry Date, each Eligible Employee, who shall have indicated his desire to participate in the Plan commencing with such Entry Date by executing and delivering to the Company an agreement in the form approved by the Committee ("Participation Agreement") in accordance with the provisions of the Offering, shall be granted an Option to purchase Shares under the Plan.

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  7.2 Options Not Transferable. Each Option granted to a Participant shall not be transferable other than by will or under the laws of descent and distribution and shall be exercisable, during his lifetime, only by him, his guardian or legal representative.

  7.3 Election to Participate. An Eligible Employee who wishes to participate in the Plan as of an Entry Date must deliver his executed Participation Agreement to the Company no later than required by the Committee.

  7.4 Method of Payment and Stock Purchase Accounts. Payment for Shares shall be made through payroll deductions from the Participant's Compensation, such deductions to be authorized by a Participant in the Participation Agreement, by separate cash payments which may be made by a Participant from time to time in accordance with rules and limitations set by the Committee, and, with the consent of the Committee, and upon such terms as it shall require, in Shares which shall be valued at Fair Market Value on the Exercise Date. A stock purchase account shall be set up on the books of the Company in the name of each Participant. The amount of all payroll deductions, separate cash payments, and tender of Shares shall be credited to the respective stock purchase accounts of the Participants on the Company's books. The funds deducted and withheld by the Company through payroll deductions, the funds received by the Company from separate cash payments, and the tendered Shares may be used by the Company for any corporate purposes as the Board shall determine, and the Company shall not be obligated to segregate said funds or Shares in any way.

  7.5 Withdrawal from the Plan. A Participant may withdraw from the Plan at such times and upon such conditions as the Committee shall determine.

                                 ARTICLE VIII

                               PURCHASE OF STOCK

  8.1 Exercise of Option. Unless a Participant shall have withdrawn from the Plan as provided in Section 7.5, his Option to purchase Shares will be automatically exercised for him on each Exercise Date for the number of full Shares which the accumulated payroll deductions, separate cash payments (plus, if so permitted by the Committee pursuant to paragraph (h) of Section 6.2, interest thereon) and tendered Shares as of the Exercise Date will purchase at the applicable Option price, subject to the limitations set forth in the Plan and the Offering and subject to allotment in accordance with Section 8.2. Any balance remaining in a Participant's stock purchase account after the exercise of an Option will remain in such account unless the Offering is over, in which event it will be refunded to such Participant.

  8.2 Allotment of Shares. In the event that, on any Exercise Date, the aggregate funds and Shares available for the purchase of Shares, pursuant to the provisions of Section 8.1, would purchase a greater number of Shares than the number of Shares then available for purchase under the Plan on such Exercise Date, the Company shall issue to each Participant, on a pro rata basis, such number of Shares as, when taken together with the Shares issued to all other Participants, will result in the issuance of Shares totaling no more than the number of Shares then remaining available for issuance under the Plan on such Exercise Date. If, after such allotment, all of the Shares under an Offering have been purchased, any balance remaining in a Participant's stock purchase account shall be refunded to such Participant.

  8.3 Rights on Retirement, Death or Termination of Employment. In the event of a Participant's retirement, death or termination of employment, he may continue to participate in the Plan with respect to Compensation earned prior to termination of employment if he or, in the event of his death, the person(s) to whom his rights pass by will or the laws of descent and distribution ("Successor") delivers a written election to the Company within three (3) months after the Participant's termination of employment. Unless a timely election is delivered to the Company, no payroll deduction shall be taken from any Compensation due and owing to the Participant after the termination of employment ("Post-Termination Compensation") and any amount remaining in the Participant's stock purchase account shall be paid to him or his Successor. If a timely election is made after the

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Company has delivered all or any part of the Participant's Post-Termination
Compensation, the Participant may return to the Company an amount equal to the payroll deduction. The amount returned shall be used to purchase Shares under the Plan on the Exercise Date following receipt of such amount by the Company provided that such Exercise Date is within three (3) months after Participant's termination of employment. An Employee of a Subsidiary or a Parent which ceases to be a Subsidiary or a Parent shall be deemed to have terminated his employment for purposes of this Section 8.3 as of the date such corporation ceases to be a Subsidiary or a Parent, as the case may be, unless, as of such date, the Employee shall become an Employee of the Company or any Subsidiary or Parent.

  8.4 Delivery of Stock. Certificates for Shares purchased will be issued and delivered as soon as practicable, which certificates shall be registered only in the name of the Participant, or, if he so indicates on his Participation Agreement, either in his name jointly with another person with right of survivorship, or in his name with his spouse as tenants by the entirety with right of survivorship.

  Notwithstanding the provisions of paragraph 7.2, a Participant may register or transfer Common Stock to a trust established by the Participant as grantor if he so indicates on his Participation Agreement and if the following conditions are satisfied:

  Terms of Trust. The trust must contain the following provisions: (i) the Participant must have the right to amend and revoke the trust, in whole or in part; and (ii) during the Participant's lifetime, the income and principal of the trust may not be distributed or used for the benefit of any person or entity other than the Participant. In the event that Common Stock is transferred to a trust, in accordance with the provisions described above, it shall remain subject to the terms and conditions of the Plan but any reversion of ownership of the Common Stock from the trust to the Participant, by full or partial revocation of the trust, distribution of the Common Stock, or otherwise, shall not be considered a transfer under the Plan. In addition, in the event of any such transfer, the term Participant shall, to the extent necessary to carry out the terms of the Plan, mean the trustee of any such trust and/or the trust itself. None of the rights or privileges of a shareholder of the Company shall exist with respect to Shares purchased under the Plan until the certificates representing such Shares are issued.

                                  ARTICLE IX

                           MISCELLANEOUS PROVISIONS

  9.1 Underscored References. The underscored references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

  9.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

  9.3 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

  9.4 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules, and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

  9.5 Restricted Shares. Shares purchased under the Plan may be subject to restrictive agreements between an Employer and a Participant. In such case, the Employer shall have the right to include a legend reflecting any such restriction on any certificate for such Shares.

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  9.6 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Company, a Parent or a Subsidiary to terminate the employment of any of its employees at any time.

  9.7 Offset. In the event that any Participant wrongfully appropriates funds or other property of an Employer and thereby becomes indebted to such Employer, any funds or Shares in his stock purchase account may be applied against and used to satisfy such indebtedness.

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                                                                     APPENDIX B

                         LEGGETT & PLATT, INCORPORATED
                       1999 KEY OFFICERS INCENTIVE PLAN

SECTION 1. ESTABLISHMENT, DEFINITIONS, AND ADMINISTRATION

  1.1 Establishment of the Plan. Leggett & Platt, Incorporated hereby establishes the 1999 Key Officers Incentive Plan (the "Plan"). Subject to the approval of Leggett's shareholders at the 1999 annual meeting of shareholders, the Plan shall become effective as of January 1, 1999. If the Plan is not so approved, no Awards will be paid. Awards are intended to qualify as "other performance-based compensation" under Section 162(m) of the Code and, therefore, the Plan shall be construed, interpreted, and administered in accordance with such intention.

  1.2 Purpose of the Plan. The purpose of the Plan is to attract, motivate, and retain the services of participants in the Plan ("Participants") who make significant contributions to Leggett's success by allowing them to share in that success.

  1.3 Definitions. The following terms, when used in the Plan, shall have the following meanings:

    (a) "Award" means the bonus, if any, to which a Participant is entitled under the Plan based on the attainment of a Performance Objective.

    (b) "Code" means the Internal Revenue Code of 1986, as amended. Any reference to the Code includes regulations promulgated pursuant to the Code.

    (c) "Corporate Participant" means a Participant whose Award is determined based on the performance of Leggett.

    (d) "EBIT" means Leggett's earnings for a Year before deducting interest, taxes, and other items approved by the Committee.

    (e) "Leggett" means Leggett & Platt, Incorporated or any successor thereto and also includes the subsidiaries and affiliates of Leggett & Platt, Incorporated.

    (f) "Profit Center" means a separate operating unit or branch of Leggett for which Leggett budgets an operating income for a Year.

    (g) "Profit Center Participant" means a Participant whose Award is determined based on the performance of one or more Profit Centers and the performance of Leggett.

    (h) "ROAAE" means Leggett's after tax return for a Year on its adjusted average equity.

    (i) "ROANA" means Leggett's EBIT return for a Year on Leggett's adjusted net assets.

    (j) "Year" means the calendar year. The determination of whether or not Performance Objectives are achieved and the amount, if any, of a potential Award to which a Participant shall be entitled shall be determined each Year.

  1.4 Administration. The Plan shall be administered by the Compensation Committee of Leggett's Board of Directors (the "Board"), or such other committee as may be appointed by the Board (the "Committee"). The Committee shall be comprised of two or more "outside directors" of the Board (as defined in Section 162(m) of the Code). The Committee shall have full power and authority to administer and interpret the Plan and to establish rules and procedures for its administration. The Committee has sole responsibility for selecting Participants, establishing Performance Objectives (defined below) and Award formulas, and determining Awards.

SECTION 2. ELIGIBILITY, PERFORMANCE OBJECTIVES AND AWARDS

  2.1 Eligibility and Participation. Eligibility for participation in the Plan shall be limited to key employees of Leggett as determined by the Committee. The Committee shall determine who is a Corporate Participant and who is a Profit Center Participant.


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  2.2 Performance Objectives. Awards are paid based on the achievement of performance objectives ("Performance Objectives"). Unless and until otherwise so determined by the Committee, the Performance Objectives are as follows:

    (a) For Corporate Participants, an Award is payable when Leggett has achieved ROAAE of at least 8% and ROANA of at least 8%. ROAAE and ROANA are given equal weight in the formula. The maximum payout as a percentage of EBIT for Corporate Participants is payable when Leggett has achieved ROAAE of 25.5% and ROANA of 22.0%. The aggregate amount of Awards under the Plan and bonuses paid under Leggett's Key Management Incentive Compensation Plan may not exceed 4% of EBIT; provided however, that Awards and bonuses related to Profit Center performance are not subject to the 4% of EBIT limit.

    (b) For Profit Center Participants, 75% of the Award is based on the achievement of Profit Center objectives and 25% of the Award is based on the achievement of the ROAAE and ROANA targets described in 2.2(a) above. The Profit Center portion of the Award is payable when the Profit Center has operating income of at least 62.5% of budgeted operating income. The maximum Profit Center portion is payable when the Profit Center has operating income equal to 100% of budgeted operating income.

  2.3 Potential Award. The amount of each Participant's Award is determined by applying the Award formula to a percentage of the Participant's annual salary at the end of the Year (the "Target Percentage"). The Award formula and each Participant's Target Percentage shall be determined by the Committee no later than 90 days after the beginning of each Year.

  2.4 Other Performance Objectives and Awards. The Committee may select other and/or additional Performance Objectives than those set forth in Section 2.2. These Performance Objectives may be different for different Participants and shall be based on one or more of the following measures of Leggett's (or, if applicable, a Profit Center's) performance: revenues, operating income, return on equity, return on assets, cash flow, market price of Leggett's stock, earnings, earnings per share of Leggett's stock, and/or one or more of the Performance Objectives set forth in Section 2.2.

  2.5 Determination of Final Awards. As soon as practical after the end of each Year, the determination of Awards for Participants will be made and certified in writing to the Board by the Committee solely on the basis of the attainment of Performance Objectives. The Committee shall have discretion to reduce by up to 10%, but shall not increase, the Award to which a Participant would be entitled based on Performance Objectives. No such reduction shall increase the Award of any other Participant who is subject to Section 162(m).

  2.6 Maximum Award. Notwithstanding any other provision of the Plan, a Participant's Award for a Year may not exceed 0.3% of EBIT for that Year.

  2.7 Payment of Awards. A Participant's Award will be paid or deferred in the manner and at the time or times established by the Committee. Payment of an Award may be made in cash or in property (including stock options), as determined by the Committee. Unless otherwise determined by the Committee, a Participant must be employed by Leggett on the last working day of the Year to be eligible for Award payments.

SECTION 3. AMENDMENT AND TERMINATION

  The Committee may amend or terminate the Plan at any time, provided that no amendment shall be made without shareholder approval if such approval is required under applicable law or required for Awards to qualify as "other performance-based compensation" under Section 162(m). Except as otherwise provided in this Plan, no amendment or termination of the Plan may materially and adversely affect any outstanding Award without the Participant's consent.

                                      B-2
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                         LEGGETT & PLATT, INCORPORATED

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Harry M. Cornell, Jr., Felix E. Wright, Michael A. Glauber and Ernest C. Jett, or any one of them, with full power of substitution, as attorneys in fact of the undersigned to vote the shares of stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Leggett & Platt, Incorporated, to be held at the Company's Corporate Headquarters, No. 1 -- Leggett Road, Carthage, Missouri, on Wednesday, May 12, 1999 at 10:00 a.m. local time and at any adjournment thereof.



                 (Continued and to be signed on reverse side)




--------------------------------------------------------------------------------

                            .FOLD AND DETACH HERE.

                                                              PRELIMINARY COPIES

(1)  ELECTION OF DIRECTORS          (R. Bentele; H. Cornell, Jr.; R. Enloe, III;
                                    R. Fisher; B. Gaddy; D. Haffner; T. Hays;
     [_] FOR ALL   [_] WITHHOLD     R. Jefferies, Jr.; A. Levine; R. Pearsall;
         NOMINEES      AUTHORITY    D. Potter; M. Purnell, Jr.; A. Walton;
         (except those              F. Wright)
          listed)
                                    (INSTRUCTION: To withhold authority to vote
                                     for any individual nominee, write that
                                     nominee's name on the space provided
                                     below.)

                                     ___________________________________________
                                     The Board of Directors recommends a vote
                                     FOR all director nominees listed.

(2) AMENDMENT TO COMPANY'S RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK FROM 300,000,000 TO 600,000,000
               [_] FOR     [_] AGAINST     [_] ABSTAIN

(3) AMENDMENT TO COMPANY'S 1989 DISCOUNT STOCK PLAN TO INCREASE NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PLAN BY 3,000,000 SHARES
               [_] FOR     [_] AGAINST     [_] ABSTAIN

(4)  APPROVAL OF COMPANY'S 1999 KEY OFFICERS INCENTIVE PLAN
               [_] FOR     [_] AGAINST     [_] ABSTAIN

(5) PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999
               [_] FOR     [_] AGAINST     [_] ABSTAIN

(6) IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING [OR ANY ADJOURNMENT THEREOF]

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

               Please sign exactly as your name or names appear on this proxy. If stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing and when more than one is named, a majority should sign.

               Date Signed: ______________, 1999  Signature(s):_________________

                                                  ______________________________


                     PLEASE SIGN, DATE AND RETURN THIS PROXY IMMEDIATELY

--------------------------------------------------------------------------------

                            .FOLD AND DETACH HERE.

Dear Shareholder:

     Enclosed you will find material relative to the Company's 1999 Annual Meeting of Shareholders, which will be held on May 12, 1999 at the Company's Corporate Headquarters in Carthage, Missouri. The Notice of the Annual Meeting and Proxy Statement describe the business to be transacted at the meeting. The business includes five proposals of the Board of Directors: (1) the election of Directors; (2) an increase in the Company's authorized Common Stock; (3) approval of amendments to the Company's 1989 Discount Stock Plan; (4) approval of the Company's 1999 Key Officers Incentive Plan; and (5) the ratification of the Board's selection of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999.

     The Board recommends that you vote "FOR" each of the proposals.

     Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy in the accompanying envelope, which requires no postage if mailed in the United States. Your votes are important to us. We look forward to hearing from you.